UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 18, 2019

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Pulse Biosciences, Inc.

(Exact name of registrant as specified in its charter)

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Delaware	001-37744	46-5696597
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3957 Point Eden Way

Hayward, California 94545

(Address of principal executive offices, including zip code)

(510) 906-4600

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☒

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Election of Director; Appointment of Member to Audit Committee

On March 18, 2019, the Board of Directors (the “Board”) of Pulse Biosciences, Inc. (the “Company”) increased the size of the Board by one and elected Mitchell Levinson to the Board to fill the resulting vacancy on the Board, effective immediately. Mr. Levinson will serve until his term expires at the annual meeting of stockholders to be held in 2019 and until his successor is elected and qualified or until his earlier death, resignation or removal. In addition, the Board appointed Mr. Levinson to serve on the Audit Committee of the Company.

Mr. Levinson is currently a board member and Chief Technology Officer of Cerebrotech Medical Systems, a start-up medical device company he co-founded in 2010 focusing on noninvasive continuous monitoring for early detection of cerebral bleeding and edema.  Prior to 2010, Mr. Levinson was the Chief Executive Officer for Zeltiq Aesthetics Inc., where he was its first employee in 2005, and served as its president and its Chief Executive Officer from September 2005 until September 2009.  He continued with Zeltiq as Chief Scientific Officer from September 2009 through December 2010.  From March 2000 to September 2005, he served as Vice President of Research and Development of Thermage, Inc. (later renamed Solta Medical), a company engaged in cosmetic tissue tightening devices. Mr. Levinson earned his BS in Mechanical Engineering from University of California at San Diego and holds an M.S. in Computer Systems from the University of Phoenix.  Mr. Levinson has over twenty-five years of progressive experience in medical device start-up executive management and board participation, product development and manufacturing engineering and he has many years of experience in medical device intellectual property, operations, clinical and regulatory strategy, commercial business development, sales training and marketing. Mr. Levinson previously served on the Board from January 2015 to November 2017.

In accordance with the Company’s policy, Mr. Levinson will receive: (i) an annual retainer of $35,000; (ii) an annual retainer of $7,500 for his service on the Audit Committee; (iii) an initial stock option grant to purchase 35,000 shares of the Company’s common stock under the terms of the Company’s equity compensation plan which will vest over three years, with one-third of the shares subject to the option vesting on the one year anniversary of the date of grant, and the remaining shares vesting monthly over the following two years, provided he continue to serve as a director through each vesting date; and (iv) an annual stock option grant to purchase 15,000 shares of the Company’s common stock on the date of the annual meeting which will vest monthly over one year, provided such non-employee director continues to serve as a director through each vesting date beginning on the date of the first annual meeting that is held after he receives his initial award, provided he continue to serve as a director through such date.

Mr. Levinson will be executing the Company’s standard form of indemnification agreement.

There are no family relationships between Mr. Levinson and any director or executive officer of the Company and Mr. Levinson was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Levinson has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 7.01.  Regulation FD Disclosure.

On March 19, 2019, the Company issued a press release announcing the appointment of Mr. Levinson to the Board. A copy of the press release is included as Exhibit 99.1 hereto. This information is intended to be furnished under Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description
99.1	Press Release issued by Pulse Biosciences, Inc. dated March 19, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pulse Biosciences, Inc.

By:	/s/ Brian B. Dow
Brian B. Dow Chief Financial Officer, Senior Vice President, Secretary and Treasurer (Principal Financial and Principal Accounting Officer)

Date: March 19, 2019